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                                                                   EXHIBIT (10)

Mr. Rick Moore
Southwestern Bell International Holdings (UK-1) Corporation ("SBC") 175 East Houston
Room 11 B80
San Antonio, TX  78205

PRIVATE & CONFIDENTIAL

Dear Rick,

TELEWEST COMMUNICATIONS PLC ("TELEWEST")

Further to our discussions over the weekend, I want to confirm with you the agreement we have reached:

1. Subject to the matters outlined in paragraph 3 below, SBC agrees to sell and MediaOne International Holdings, Inc. ("MEDIAONE HOLDINGS") agrees to buy as soon as reasonably practical, but in any event within five business days from satisfaction of the conditions set out in paragraph 3, up to 180,000,000 ordinary shares of 10p each in the capital of TeleWest ("TELEWEST SHARES") subject to a minimum number ("MINIMUM") equal to the lesser of (a) 170,000,000 of such ordinary shares and (b) the number of TeleWest Shares as shall be available for SBC to sell following any exercise by Tele-Communications International, Inc. ("TINTA") in regard to its right of first offer referred to in 3(a) below at a price of US $2.25 per share.

2. Within five business days of satisfaction of the conditions in paragraph 3 below, MediaOne Holdings shall acquire and SBC shall sell the lesser of (a) such number of the Telewest Shares as when aggregated with those then held by MediaOne Holdings and persons treated as acting in concert with MediaOne Holdings for the purposes of the City Code on Takeovers and Mergers, would represent 29.9% of the voting rights of TeleWest (but in no event less than the Minimum) or (b) all of the TeleWest Shares or any lesser number of TeleWest Shares as shall be available for SBC to sell following any exercise by TINTA in regard to its right of first offer referred to in 3(a) below ("SALE SHARES"). SBC will be under no obligation to sell and MediaOne Holdings will be under no obligation to buy any TeleWest Shares from SBC other than the Sale Shares. MediaOne Holdings confirms that based on the provisional figures produced in connection with the merger of TeleWest and General Cable by J. Henry Schroder & Co. Ltd., London ("SCHRODERS") dated 7 September 1998 and aggregating the number of shares held by MediaOne Holdings and persons treated as acting in concert with it for the purposes of the City Code on Takeovers and Mergers, the number of Sale Shares that it will be entitled to acquire will be 178,077,333. However, the precise number of Sale Shares to be acquired by MediaOne is subject to confirmation by Schroders, which confirmation is expected to be given by Tuesday 15 September. At completion MediaOne Holdings will pay to SBC in same day funds of US $2.25 per share by electronic transfer to


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         an account notified by SBC against delivery to MediaOne Holdings of duly executed stock transfer forms in respect of the Sale Shares in favor of MediaOne Holdings (or its designee) and the relative share certificates. Completion shall take place at MediaOne Holdings' offices in London. SBC and MediaOne will defer to the opinion if Schroders in the event of a dispute over level or calculation of shareholdings.

3. This agreement and completion of the sale and purchase is conditional on the following:

         a. (subject to Schroders first confirming to MediaOne the number of Sale Shares which MediaOne is entitled to acquire and MediaOne notifying SBC of that number) either SBC providing a waiver from TINTA in respect of the Sale Shares regarding the rights of first offer under clause 9.1 of the Amended and Restated Relationship Agreement dated as of 15 April 1998 relating to Telewest or SBC providing written notice to commence the procedures prescribed by clause 9.1 in respect of the Sale Shares and once completed SBC being free to sell the Sale Shares to MediaOne Holdings or its designee at US $2.25 per share;

         b. the Panel confirming by Friday 25 September 1998 that should MediaOne Holdings not acquire the whole of SBC's shareholdings in TeleWest, it will not treat SBC as acting in concert with MediaOne Holdings (such that SBC's residual shareholding would be aggregated with the shareholdings of MediaOne Holdings and its other concert parties so as to trigger a mandatory offer requirement under Rule 9 of the City Code on Takeovers and Mergers);

         c. the Panel confirming by Friday 25 September 1998 that MediaOne Holdings will not be entitled or obliged to acquire any shares in the capital of Telewest the acquisition of which would trigger a mandatory offer requirement under Rule 9 of the City Code on Takeovers and Mergers;

         d. compliance by Friday 25 September 1998 by MediaOne Holdings with all applicable US legal requirements including, without limitation, applicable United States Federal and State securities laws.

4. MediaOne Holdings shall use commercially reasonable efforts to satisfy the conditions in 3b, 3c and 3d above and SBC shall use commercially reasonable efforts to satisfy the condition in 3a above. Each party shall promptly notify the other of the satisfaction of any condition referred to in paragraph 3 above for which it is responsible and shall provide evidence reasonably satisfactory to the other party of the fulfillment of the relevant condition.

5. MediaOne Holdings undertakes that it shall not, and that it shall use all its rights and powers to procure that no other person acting in concert with it shall not, take any action which would reduce the number of Sale Shares which it would otherwise be obliged to buy pursuant to this Agreement.


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6.       MediaOne Holdings agrees that it will not resell any Sale Shares required by it under this Agreement except pursuant to an effective registration statement covering those Sale Shares or pursuant to an exemption from registration under the US Securities Act of 1933.

7. Both parties shall first approve any public announcement regarding this Agreement save to the extent that any announcement is required by law or the rules of any applicable stock exchange.

8. Each party represents to the other that it has due authority to execute this Agreement.

This is intended to represent a legally binding agreement between SBC and MediaOne Holdings and I suggest that it be governed by English law. I should be grateful if you would confirm your agreement to the above terms on behalf of SBC by signing and returning the enclosed copy of this letter.

Yours sincerely,

/s/ Robert J. Ford
For and on behalf of
MediaOne International Holdings, Inc.

Dated:  9/10/98

Agreed and Accepted:

/s/ James Kahan
For and on behalf of
SBC International Holdings (UK-1) Corporation